Exhibit 12.2

Fortive Corporation

Statement Regarding Computation of Ratio of Earnings to Fixed Charges

(In millions, except ratio data)

	Six Months Ended		Year Ended December 31
	June 29, 2018	June 30, 2017	2017	2016	2015	2014	2013
Fixed Charges:
Interest Expense	$49.9	$45.3	$94.0	$49.0	$—	$—	$—
Interest Element of Rental Expense	1.6	1.7	3.0	3.6	3.6	3.1	3.3
Interest on Unrecognized Tax Benefits	—	—	—	—	—	—	—

Total Fixed Charges	$51.5	$47.0	$97.0	$52.6	$3.6	$3.1	$3.3

Earnings Available for Fixed Charges:
Earnings Before Income Taxes	$668.9	$597.9	$1,284.2	$1,197.0	$1,269.7	$1,279.2	$1,143.2
Add Fixed Charges	51.5	47.0	97.0	52.6	3.6	3.1	3.3
Interest on Unrecognized Tax Benefits	—	—	—	—	—	—	—

Total Earnings Available for Fixed Charges	$720.4	$644.9	$1,381.2	$1,249.6	$1,273.3	$1,282.3	$1,146.5
Ratio of Earnings to Fixed Charges	14.0	13.7	14.2	23.8	353.7	413.6	347.4

NOTE: These ratios include Fortive Corporation and its consolidated subsidiaries. The ratio of earnings to fixed charges was computed by dividing earnings by fixed charges for the periods indicated, where “earnings” consist of (1) earnings before income taxes; plus (2) fixed charges, and “fixed charges” consist of (A) interest, whether expensed or capitalized, on all indebtedness, (B) amortization of premiums, discounts and capitalized expenses related to indebtedness, and (C) an interest component representing the estimated portion of rental expense that management believes is attributable to interest. Interest on unrecognized tax benefits is included in the tax provision in Fortive Corporation’s Combined Condensed Statements of Earnings and is excluded from the computation of fixed charges.

Fortive Corporation Unaudited Pro Forma

Statement Regarding Computation of Ratio of Earnings to Fixed Charges

(In millions, except ratio data)

	Six Months Ended	Year Ended December 31
	June 29, 2018	2017
	Pro Forma	Pro Forma
Fixed Charges:
Interest Expense	$47.2	$80.8
Interest Element of Rental Expense	1.4	2.5
Interest on Unrecognized Tax Benefits	—	—

Total Fixed Charges	$48.6	$83.3

Earnings Available for Fixed Charges:
Earnings Before Income Taxes	$553.0	$1,073.4
Add Fixed Charges	48.6	83.3
Interest on Unrecognized Tax Benefits	—	—

Total Earnings Available for Fixed Charges	$601.6	$1,156.7
Ratio of Earnings to Fixed Charges	12.4	13.9

NOTE: These ratios include Fortive Corporation and its consolidated subsidiaries. The ratio of earnings to fixed charges was computed by dividing earnings by fixed charges for the periods indicated, where “earnings” consist of (1) earnings before income taxes; plus (2) fixed charges, and “fixed charges” consist of (A) interest, whether expensed or capitalized, on all indebtedness, (B) amortization of premiums, discounts and capitalized expenses related to indebtedness, and (C) an interest component representing the estimated portion of rental expense that management believes is attributable to interest. Interest on unrecognized tax benefits is included in the tax provision in Fortive Corporation’s Unaudited Pro Forma Consolidated Condensed Statements of Earnings and is excluded from the computation of fixed charges.